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                                                           EXHIBIT 23.2



                         [Letterhead of Price Waterhouse LLP]



                          CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Risk Capital Holdings, Inc.


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-99974) of Risk Capital Holdings, Inc. of our report dated February 15, 1996 appearing on page F-2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, also dated February 15, 1996, which appears on page S-1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Price Waterhouse LLP
New York, NY
December 23, 1996